SEC 733A (1-2000) Previous version obsolete	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

OMB APPROVAL

OMB Number:	3235-0057
Expires:	December 31, 2002
Estimated average burden hours per response	13.00

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )

Check the appropriate box:

☐   Preliminary Information Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒   Definitive Information Statement

PECO Energy Company

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Notice of 2004

Annual Meeting of Shareholders
and Information Statement

April 29, 2004

To the Shareholders of PECO Energy Company:

We will hold the annual meeting of shareholders of PECO Energy Company on Thursday, May 27, 2004 at 3:30PM (Central Daylight Savings Time) at the offices of Exelon Corporation, 10 South Dearborn Street, Chicago, Illinois 60603.

The purpose of the annual meeting is to consider and take action on the following:

1.	The election of two class III directors: Denis P. O’Brien and Robert S. Shapard.
2.	Any other business that properly comes before the annual meeting.

Shareholders of record as of the close of business on May 12, 2004 can vote at the annual meeting.

Because of security requirements, we must know in advance if you plan to attend the meeting. Please write to Mr. Tom Boin, Exelon Corporate Secretary’s Office, P.O. Box 805398, Chicago, Illinois 60680-5398 for admission tickets. You will also be required to show a photo ID to enter the meeting. Please note that cameras and other recording devices will not be allowed in the meeting, and that all bags and parcels will be subject to search.

Very truly yours,

/s/ Katherine K. Combs

Katherine K. Combs

Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

This Information Statement is being sent to you in connection with the annual meeting of shareholders of PECO Energy Company (“PECO” or the “Company”) to be held at the offices of Exelon Corporation on Thursday, May 27, 2004 at 3:30PM (Central Daylight Savings Time). An admission ticket and photo ID will be required to for admission to the meeting.

On October 20, 2000, (the “Merger Date”), Unicom Corporation and PECO Energy Company merged to become Exelon Corporation (“Exelon”). Pursuant to this merger, PECO became a subsidiary of Exelon. As of December 31, 2003, PECO had outstanding 170,478,507 shares of Common Stock, without par value, all of which are owned by Exelon, and 874,720 shares of Cumulative Preferred Stock, without par value, comprised of four series (the $4.68 Series, the $4.40 Series, the $4.30 Series, and the $3.80 Series, collectively the “Preferred Stock”. The PECO Common Stock and Preferred Stock vote together as a single class on the election of directors. Exelon intends to vote its shares of common stock FOR the election of the nominees for director named under the “Election of Directors” below. Consequently, the election of these directors is expected to be approved.

This Information Statement and the combined Annual Report on Form 10-K for the year ended December 31, 2003 for Exelon Corporation, Commonwealth Edison Company, PECO Energy Company, and Exelon Generation Company, LLC are being mailed to shareholders on or about May 14, 2004.

Directors

Election of Directors	The board of directors of PECO consists of five members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The term of the Class I director will expire at the 2006 annual meeting, the terms of the Class II directors will expire at the 2005 annual meeting, and the term of the Class III directors will expire at the 2004 annual meeting. At each annual meeting after 2003, directors will be elected to succeed those whose terms then expire, and each person so elected will serve for a three-year term.

The board of directors nominates the persons listed below, both of whom are currently members of the board, for election as director to serve 3 year terms expiring in 2007. Except as otherwise indicated, each director has engaged in his or her principal occupation for at least the past five years.

Denis P. O’Brien
Mr. O’Brien, age 43. Director since June 30, 2003. President of PECO since April 2003. Previously Executive Vice President, Vice President of Operations, Director of Operations for the BucksMont Region and Director of Transmission and Substations.

Robert S. Shapard
Mr. Shapard, age 48. Director since May 29, 2003. Executive Vice President and Chief Financial Officer of Exelon Corporation since October 21, 2002. Previously. executive vice president and CFO of Covanta Energy Corporation during 2002. For 2000 through 2001, executive vice president and CFO of Ultramar Diamond Shamrock. Prior to that, chief executive officer of TXU Australia, LTD, a wholly owned subsidiary of TXU Corporation.

The board of directors recommends a vote “FOR” these directors.

Continuing Directors

John W. Rowe
Mr. Rowe, age 58. Class I director with term expiring in 2006. Director since October 20, 2000. Chairman and CEO of Exelon Corporation since April 23, 2002; President and Co-CEO from October 20, 2000 until April 22, 2002. Former Chairman, President and CEO of Unicom Corporation and Commonwealth Edison Company. Former President and CEO of the New England Electric System. Other directorships: UnumProvident Corporation, Sunoco Inc. and The Northern Trust.

Oliver D. Kingsley, Jr.
Mr. Kingsley, age 61. Class II director with term expiring in 2005. Director since June 30, 2003. President and Chief Operating Officer of Exelon Corporation since April 2003. Senior Executive Vice President of Exelon from May 2002 through April 2003. Executive Vice President of Exelon from October 2000 through May 2002. Executive Vice President of Unicom Corporation and ComEd; Chief Nuclear Officer, Nuclear Generation Group of ComEd from 1998 through October 2000.

John L. Skolds
Mr. Skolds, age 52. Class II director with term expiring in 2005. Director since March 15, 2004. Executive Vice President of Exelon Corporation since February 1, 2004. Senior Vice President of Exelon and Exelon Generation Company, LLC and Chief Nuclear Officer from October 2000 through February 2004. Vice President of Unicom Corporation and ComEd, Chief Operating Officer, Nuclear Generation Group of ComEd from August 2000 through October 2000. President and Chief Operating Officer of South Carolina Electric and Gas from 1995 through August 2000.

PECO Board Facts

Board Compensation	The board of directors of PECO is comprised solely of employees of PECO, Exelon Corporation, or its subsidiaries. These individuals receive no additional compensation for serving as directors of PECO.

Attendance at Meetings	During 2003, PECO’s board of directors did not hold any meetings. Corporate actions were taken by unanimous written consent of the directors.

Board Committees	The PECO board has no standing committees. The description and membership of the Exelon board committees relevant to PECO is included below in the section titled Exelon Board Committees. Unless specifically noted, all references to the Company within this section refer to Exelon Corporation.

Independent Public Accountants

PECO is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead that function is fulfilled for PECO by the Exelon Audit Committee. In July 2002, the Exelon Audit Committee adopted a policy for pre-approval of services to be performed by the independent accountants. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider includes services that do not impair the accountant’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relations to financings, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chairman to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimus exception to the pre-approval requirements contained in the SEC’s rules.

The following table presents fees for the professional audit service rendered by PricewaterhouseCoopers LLP for the audit of PECO’s annual financial statements for the years ended December 31, 2003 and 2002, and the fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. These fees include an allocation of amounts billed directly to Exelon Corporation. Certain amounts for 2002 have been reclassified to conform to 2003 presentation.

	Year Ended
	December 31,

	2003	2002

Audit fees	479,000	374,000
Audit related fees	189,000	43,000
Tax fees	269,000	449,000
All other fees	0	67,000

Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of PECO’s financial statements. This category includes fees for regulatory work, depreciation studies and internal control projects. Tax fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning. All other fees reflect work performed in connection with PECO’s business continuity planning.

Beneficial Ownership

As of December 31, 2003, PECO had outstanding 170,478,507 shares of common stock, all of which are owned by Exelon, and 874,720 shares of Preferred Stock. No other person is known to PECO to be the beneficial owner of more than 5% of the combined voting power of the PECO Common Stock and the Preferred Stock. None of the nominees for director or any of the executive officers of PECO own any Preferred Stock.

The following table shows the ownership of Exelon Corporation common stock as of December 31, 2003 by (1) any person or entity that has publicly disclosed ownership of more than 5% of Exelon’s outstanding stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all directors and executive officers as a group.

Beneficial Ownership Table

		Beneficially	Shares that may	Deferred or	Total
		owned shares	be acquired	phantom shares	Shares
Name		See Note (a)	See Note (b)	See Note (c)

Wellington Management Company, LLP (See Note (d))		22,024,775			22,024,775
Barclays Global Investors, NA (See Note (e))		20,987,379			20,987,379

Edward A. Brennan	Director	3,984		8,541	12,525
M. Walter D’Alessio	Director	6,173		13,698	19,871
Nicholas DeBenedictis (See Note (f))	Director	—		1,615	1,615
Bruce DeMars	Director	4,421		3,576	7,997
G. Fred DiBona, Jr.	Director	1,450		6,699	8,149
Nelson A. Diaz (See Note (f))	Director	—		—	—
Sue L. Gin	Director	12,616		6,388	19,004
Rosemarie B. Greco	Director	1,000		7,848	8,848
Edgar D. Jannotta	Director	6,620		11,817	18,437
John M. Palms, Ph.D.	Director	1,258		11,143	12,401
John W. Rogers, Jr.	Director	3,687		6,200	9,887
Ronald Rubin	Director	7,363		13,958	21,321
Richard L. Thomas	Director	10,607		10,264	20,871
Michael B. Bemis (See Note (h))	Director & Officer	6,773	—	130	6,903
Pamela B. Strobel (See Note (i))	Director & Officer	186,828	47,000	25,439	259,267
John W. Rowe	Director & Officer	1,091,949	197,917	106,497	1,396,363
Oliver D. Kingsley, Jr.	Director & Officer	371,529	71,667	70,043	513,239
Robert S. Shapard	Director & Officer	32,094	40,333	895	73,322
Denis P. O’Brien	Officer	56,180	15,750	437	72,367
Kenneth G. Lawrence (See Note (j))	Officer	178,601	—	2,557	181,158

Total Directors & Officers as a Group (22 people) (See Note (g))		2,079,888	393,517	317,015	2,790,420

Notes (a) through (g) are on Page 6.

Notes to Beneficial Ownership Table

(a)	The shares listed as “beneficially owned shares” include non-qualified stock options that are exercisable within 60 days after December 31, 2003.

(b)	The shares listed as “Shares that may be acquired” include shares of Exelon Corporation common stock that can be acquired upon the exercise of non-qualified stock options granted under Exelon Corporation plans that are not exercisable within 60 days after December 31, 2003.

(c)	The shares listed as “deferred or phantom shares” include shares not considered to be “beneficially owned” under rules of the Securities and Exchange Commission because they are held in various Exelon Corporation plans.

(d)	In a Form 13G filed with the SEC on February 12, 2004, an investment adviser, Wellington Management Company, LLP, 75 State Street, Boston, MA 02109, disclosed that as of December 31, 2003, it was the beneficial owner of 22,024,775 Exelon shares, or approximately 6.74% of Exelon’s issued and outstanding common shares. Wellington disclosed that it shared voting power as to 12,479,889 shares and shared dispositive power as to 22,024,775 shares.

(e)	In a Form 13G filed with the SEC on February 17, 2004, a bank, Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105, and its affiliates, including banks, investment advisors, and broker/dealers, disclosed that as of December 31, 2003, they were the beneficial owners of an aggregate of 20,987,379 Exelon shares, or approximately 6.41% of Exelon’s issued and outstanding shares.

(f)	Mr. DeBenedictis was elected to the board on April 23, 2002 and Mr. Diaz was elected on January 27, 2004. Directors are required to own at least 3,000 shares of Exelon Corporation common stock or stock units within three years after their election to the board.

(g)	Beneficial ownership of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon Corporation common stock.

(h)	Mr. Bemis resigned as a director and officer on January 31, 2004.

(i)	Ms. Strobel was CEO through April 30, 2003 and she resigned as a director on June 29, 2003.

(j)	Mr. Lawrence retired as a director and officer on October 31, 2003.

Exelon Board of Directors

The Board of Directors Met 10 times in 2003	The board of directors of Exelon Corporation consists of 14 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting.

Of the 14 directors, all but one are considered “independent” as defined by the New York Stock Exchange Listing Standards and standards adopted by the board of directors. The board of directors has adopted Corporate Governance Principles that, among other things, establish standards for determining whether a director is independent. Under the Corporate Governance Principles, an “independent director” is one who has no direct or indirect material relationship with Exelon Corporation. The Corporate Governance Principles employ the categorical independence and materiality standards set forth in rules of the New York Stock Exchange. In addition, for relationships not covered by specific New York Stock Exchange rules adopted by the company, the Corporate Governance Principles state that a relationship will be “material”— and the director will not to be “independent”— if the aggregate payments made or received by Exelon Corporation in the most recent year exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues reported in its last completed fiscal year. Because John W. Rowe is employed as the Chief Executive Officer, he is not considered “independent” under the NYSE standards. Considering these materiality and independence criteria and all other factors the board of directors considered relevant to its assessment of the independence of directors, the board of directors has determined that all directors, other than Mr. Rowe, are “independent”. In addition, all members of the audit, compensation, and corporate governance committees are independent directors.

The Company’s Corporate Governance Principles are available on the Exelon Corporation web site at www.exeloncorp.com. From the home page, select the Investor Relations tab.

The board of directors approved the charter for each committee. Each committee reviews its own charter and conducts an assessment of its own performance. The corporate governance committee reviews each of the individual committee assessments, assesses the performance of the board as a whole, and presents its findings to the full board. The charter for each committee is available on the Exelon Corporation web site at www.exeloncorp.com. From the home page, select the Investor Relations tab. The audit committee charter is also attached as Appendix B.

During 2003 each director attended at least 84% of the meetings of the board and the meetings of the committees of which he or she was a member. Although the company does not have a formal policy regarding director attendance at the annual meeting, directors are expected to attend the annual meeting. All directors attended the annual meeting in 2003.

Exelon Board Committees

Audit John M. Palms, Ph.D., Chair Nicholas DeBenedictis Sue L. Gin Richard L. Thomas Met 10 times in 2003	The audit committee reviews financial reporting and accounting practices and internal control functions. The committee also reviews and makes recommendations to the full board regarding risk management policy, officers’ and directors’ expenses, compliance with appropriate policies and the company’s code of business conduct, and legal and regulatory compliance matters. The committee selects the independent accountants and approves the scope of the annual audit by the independent accountants and internal auditors. The committee has sole authority to retain and determine the compensation of the independent accountants. The committee meets outside the presence of management for portions of its meetings with both the independent accountants and the internal auditors.

All members of the audit committee are independent directors, are financially literate, have accounting or related financial management expertise, and are “audit committee financial experts” under applicable SEC rules. Each of the members of the audit committee obtained these attributes through the business experience and directorships described on pages 13 and 15 of the Exelon Corporation proxy statement for the 2004 annual meeting, and through service on audit committees of various public companies including the audit committees of Exelon’s predecessor companies.

The audit committee members are not employees of Exelon and are not accountants or auditors by profession. Accordingly, the audit committee must rely, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent accountants included in their report on Exelon’s financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent accountants do not assure that Exelon’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Exelon’s financial statements has been carried out in accordance with generally accepted auditing standards or that Exelon’s independent accountants are in fact “independent.”

Compensation Edward A. Brennan, Chair Rosemarie B. Greco Ronald Rubin Richard L. Thomas Met 6 times in 2003	The compensation committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The committee makes recommendations to the independent directors for approval of compensation for the positions of chairman and chief executive officer, and to the full board for the positions of president and executive vice presidents. The committee also oversees executive and management development programs. When appropriate, the committee uses the services of an independent compensation consultant who reports directly to the committee. All members of the committee are independent directors.

Corporate Governance M. Walter D’Alessio, Chair G. Fred DiBona, Jr. Edgar D. Jannotta John W. Rogers, Jr. Richard L. Thomas Met 8 times in 2003	The corporate governance committee reviews and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee monitors corporate governance trends and makes recommendations to the board regarding the Corporate Governance Principles. The committee coordinates the annual evaluations of the performance of each committee and the board as a whole. The committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The committee performs the functions of a nominating committee and, among other things, coordinates the nominating process for directors. All members of the committee are independent directors.

The committee believes that a director must possess many different qualities and skills in order to be an effective director. The Corporate Governance Principles adopted by the board of directors list the following qualifications for membership on the board:

1. Highest personal and professional ethics, integrity and values;

2. An inquiring and independent mind;

3. Practical wisdom and mature judgment;

4. Broad training and experience at the policy making level in business, government, education or technology;

5. Expertise useful to the company and complementary to the background and experience of other board members;

6. Willingness to devote the required amount of time to the duties and responsibilities of board membership;

7. A commitment to serve over a period of years to develop knowledge about the company; and

8. Involvement only in activities or interests that do not create a conflict with responsibilities to the company and its shareholders.

When the committee finds it necessary to identify candidates for election to the board, the committee normally attempts first to identify qualified candidates through personal knowledge and contacts of the committee and the other directors. The committee sometimes uses search firms to help identify candidates, although the committee did not use a search firm during 2003.

The committee also considers candidates recommended by shareholders. A shareholder who wishes to recommend a candidate for nomination as director should write to Mr. M. Walter D’Alessio, Chairman of the Corporate Governance Committee, c/o Katherine K. Combs, Vice President, Corporate Secretary, and Deputy General Counsel Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398.

The committee uses the same processes and standards for evaluating all candidates identified as possible nominees for director. The nominees for election as Class I directors are currently serving as directors. Their re-election to the board was recommended by the committee.

The committee coordinates the board’s role in establishing performance criteria for the CEO and evaluating the CEO’s performance, and also monitors succession planning and executive leadership development. The committee also oversees the directors’ orientation and continuing education program and the company’s efforts to promote diversity among its directors, officers, employees and contractors. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation. The committee acts on behalf of the full board when the board is not in session.

The committee also annually reviews the performance of the management and investment of assets in the company’s service annuity fund, nuclear decommissioning trust funds and post-retirement funds.

Energy Delivery Oversight Rosemarie B. Greco, Chair Nicholas DeBenedictis Bruce DeMars John W. Rogers, Jr. Met 6 times in 2003	The energy delivery oversight committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy and related differentiated products and services to consumers. The committee reviews the regulatory and public policy strategies and practices of the Energy Delivery business and its relations with regulators, public officials, consumers and other stakeholders. The committee also reviews the budget and business plans of Exelon Energy Delivery Company and monitors its operating and financial performance.

Report of the Exelon Compensation Committee

What is our compensation philosophy?	Exelon’s executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. In 2003, Exelon continued to reward executives on the basis of compensation that is benchmarked and aligned with the best practices of high performing energy services companies and general industry firms. This philosophy reflects a commitment to attracting and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

The compensation committee (the “Committee”), composed entirely of independent directors, is responsible for administering executive compensation programs, policies and practices. Exelon’s executive compensation program comprises three elements:

• Base salary;

• Annual incentives; and

• Long-term incentives.

These components balance short-term and longer range business objectives and align executive financial rewards with those of Exelon’s shareholders.

What factors do we consider in determining overall compensation?
The Committee commissioned a study of compensation programs in the fall of 2003. This analysis was conducted by a leading external management compensation consulting firm and included an assessment of business plans, strategic goals, peer companies and competitive compensation levels benchmarked with the external market.

The study results indicated that the mix of compensation components (i.e., salary, annual and long-term incentives) is effectively aligned with the best practices of the external market. Exelon’s pay-for-performance philosophy places an emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below market pay.

How do we determine base salary?	Base salaries for Exelon’s executives are determined based on individual performance with reference to the salaries of executives in similar positions in general industry, and where appropriate, the energy services sector. Executive salaries are targeted to approximate the median (50th percentile) salary levels of the companies identified and surveyed.

Mr. Rowe’s 2003 Base Salary: The independent directors of the board, on the recommendations of the Committee and the corporate governance committee, determined Mr. Rowe’s base salary for serving as the chief executive officer by considering:

• A review of benchmark levels of base pay, which were provided by external consulting firms, and

• performance achieved against financial and operational goals, and

• the implementation of Exelon’s strategic plans.

Mr. Rowe’s annualized base salary was increased to $1,200,000 effective March 1, 2003.

Other Named Executives’ 2003 Base Salaries: The base salaries of the other named executive officers listed in the Summary Compensation Table were determined based upon individual performance and by considering comparable compensation data from the industry surveys referred to above.

How are 2003 annual incentives determined?	Exelon establishes corporate and business unit measures each year which are based on factors necessary to achieve strategic business objectives. These measures are incorporated into financial, customer and internal indicators designed to measure corporate and business unit performance.

The annual incentive awards paid to Exelon executives for 2003 were determined in accordance with the Exelon incentive programs. Annual incentives were paid to executives based on a combination of the achievement of pre-determined corporate and business unit- specific measures and individual performance. The incentive plan was designed to tie executive annual incentives to the achievement of key goals of Exelon, as applicable, and the executive’s particular business unit.

For 2003, Mr. Rowe’s annual incentive payout was determined using the Earnings Per Share corporate performance measure.

2003 Annual Incentive Award: In evaluating Mr. Rowe’s performance, the directors considered the overall performance of Exelon against the measures that were achieved under the applicable incentive program. The board also considered the leadership demonstrated in positioning Exelon for the future.

Exelon decided to take select one-time charges (primarily non-cash) in 2003, which could have affected payouts under the company’s Annual Incentive Program. These events significantly reduced Exelon’s earnings recorded under Generally Accepted Accounting Principles (GAAP).

In reviewing the issue, the Committee agreed that basing the incentive award on GAAP earnings would be inconsistent with the company’s strong operating performance and Exelon’s robust stock price throughout the year. However, since Earnings Per Share is such an integral component of the award, the Committee concluded that reward should be adjusted to reflect the adverse effects of these significant events.

The Committee, after considering these issues, permitted the exclusion of the one-time events described above from the earnings calculation used for the 2003 incentive awards based upon Exelon’s continued strong operating and earnings performance for the year.

The Committee also accepted management’s recommendation to impose some accountability for these one-time events. Award payouts for all participants were reduced by 20% to 30% percent. Mr. Rowe, other named executives and senior executives absorbed a 30% percent reduction.

Other Named Executive Officers’ 2003 Annual Incentives: The final 2003 incentive plan payouts as approved by the Committee for the other named executive officers listed in the Summary Compensation Table were determined in accordance with the applicable incentive programs and each individual’s performance.

How is compensation used to focus management in long-term value creation?	Exelon established a long-term incentive program that includes a combination of non-qualified stock options (60%) and performance shares (40%). Exelon granted long-term incentives in the form of stock options to key management employees, including the named executive officers, effective January 27, 2003. The purpose of stock options is to align compensation directly to increases in shareholder value. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. Options typically vest over a four-year period and have a term of ten years.

Stock Option Awards: Mr. Rowe received a grant of 175,000 non-qualified stock options on January 27, 2003. Other senior executives and other executives received grants on January 27, 2003 to motivate executives to achieve stock appreciation in support of shareholder value.

Exelon Performance Share Awards: Long-term incentives were awarded in the form of restricted stock to retain key executives engaged in positioning Exelon Corporation. Awards were determined based upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. Depending on Exelon Corporation’s performance each year, the Committee could award performance shares with prohibitions on sale or transfer until the restrictions lapse.

Performance shares are paid in Exelon stock: 33% vest upon award date, 33% after the second year and 34% after the third year.

The 2003 Long Term Performance Share Program was based on Total Shareholder Return (TSR) comparing Exelon to companies listed on the Dow Jones Utility Index and the Standard and Poor’s 500 Index using a three-year TSR compounded monthly. The other component in determining the award was an assessment by the Committee on strategic goals emphasizing growth in cash and earnings.

The board of directors approved Mr. Rowe’s Performance Share Award of 42,000 shares. All other executives named also received Performance Share Awards.

Can we deduct executive compensation under section 162(m) of the Internal Revenue Code?	Under Section 162(m) of the Internal Revenue Code (“Code”), executive compensation in excess of $1 million paid to a chief executive officer or other person among the four highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, “qualified performance- based compensation” which is paid pursuant to a plan meeting certain requirements of the Code and applicable regulations remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs. However, in order to provide executives with appropriate incentives, the Committee may also determine, in light of all applicable circumstances, that it would be in the best interests of Exelon for awards to be paid under certain of its incentive compensation programs or otherwise in a manner that would not satisfy the requirements to qualify as performance-based compensation under Code Section 162(m).

For 2003, the Committee approved an annual incentive award plan design that provided for the final awards paid to named executive officers to be adjusted based on their individual contribution to the company’s financial and operational results. In approving this approach, the Committee concluded that the benefits of exercising discretion in assessing individual performance outweighed the impact of these incentive payments not qualifying as performance-based compensation under Code Section 162(m).

The portion of compensation that does not qualify under Code Section 162(m) and is not deferred, will not be deductible by Exelon for purposes of corporate federal income taxes. Mr. Rowe has elected to defer 100% of his long-term incentive award payable in 2004.

Exelon is seeking at the 2004 annual meeting approval from the shareholders of a qualified performance-based annual incentive program for 2004 for named executive officers and select senior management that will meet the requirements under Code Section 162(m) and preserve deductibility of the incentive program for corporate federal income taxes purposes.

Exelon Compensation Committee

Edward A. Brennan, Chair Rosemarie B. Greco Ronald Rubin Richard L. Thomas

Stock Performance Graph

Comparison of Five-Year Cumulative Return

The performance graph below illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in PECO Energy Company common stock that was exchanged for Exelon Corporation common stock in the share exchange on October 20, 2000 as compared with the S&P 500 Stock Index and the S&P Utility Average for the period 1999 through 2003.

This performance chart assumes:

•	$100 invested on December 31, 1998 in PECO Energy Company common stock in the S&P 500 Stock Index and in the S&P Utility Index.

•	All dividends are reinvested.

•	PECO Energy common stock exchanged for Exelon Corporation common stock on a 1:1 basis on October 20, 2000.

		Value of Investment at December 31,

		1998	1999	2000	2001	2002	2003

Exelon Corporation		$100.00	85.35	175.81	123.94	141.35	183.55
S&P 500	– – –	$100.00	121.02	109.99	96.98	75.60	97.24

S&P Utilities	- - - - - - -	$100.00	90.91	142.73	99.45	69.67	87.78

Executive Compensation

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Restricted	Number		All Other
				Other	Stock Award	of	Stock	Compen-
Name and		Salary	Bonus	(See Note 1.)	(See Note 2.)	Options	Based	sation
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Michael B. Bemis (See Note 3.)	2003	414,567	292,346	177,414	433,888	—	—	1,564,636
							(See Note 6)
Former President	2002	121,154	121,347	—	—	—	—	6,058
Exelon Energy Delivery, and CEO, PECO	2001

Pamela B. Strobel (See Note 4.)	2003	500,673	403,374	—	634,530	36,000	—	25,034
Executive Vice	2002	474,923	470,400	—	520,905	60,000	—	23,746
President, Exelon	2001	450,000	500,500	—	378,187	—	—	23,605
Corporation, Former CEO, PECO

John W. Rowe	2003	1,185,289	1,400,000	342,341	2,733,360	175,000	—	59,264
Chairman & CEO,	2002	1,104,000	1,550,000	185,121	1,909,985	200,000	—	55,200
Exelon Corp.,	2001	1,050,000	1,500,300	71,369	1,354,104	233,000	—	52,729
Chairman, Exelon
Energy Delivery, &
Exelon Enterprises

Oliver D. Kingsley, Jr.	2003	824,038	969,924	185,294	1,164,737	60,000	—	41,202
President and COO, Exelon	2002	728,634	823,680	102,387	2,373,140	80,000	—	36,432
Corp., President &	2001	650,000	928,000	—	597,729	—	—	32,499
CEO, Exelon Generation

Robert S. Shapard (See Note 5.)	2003	512,404	411,362	—	634,530	36,000	—	25,620
Executive Vice	2002	96,154	83,609	72,344	940,484	20,000	—	1,923
President and Chief	2001	—	—	—	—	—	—	—
Financial Officer,
Exelon Corporation

Denis P. O’Brien	2003	296,154	194,897	—	285,896	15,000	—	14,696
President, PECO	2002	208,896	186,491	—	129,681	13,500	—	10,445
	2001	195,000	142,437	—	109,970	—	—	9,750

Kenneth G. Lawrence (See Note 7.)	2003	386,077	214,882	—	449,163	30,000	—	2,487,378
							(See Note 8)
Former Chairman,	2002	410,000	344,400	—	2,023,070	45,000	—	20,500
PECO	2001	370,577	378,700	—	243,979	—	—	14,029

Notes to Summary Compensation Table

1	The amounts shown under in the column labeled “Annual Compensation — Other” includes perquisites and other benefits if the aggregate amount of such benefits exceeds $50,000. For Mr. Bemis, the amount shown for 2003 includes $121,147 for moving expenses and $36,456 for gross up payments. For Mr. Rowe, the amount shown for 2003 includes $269,435 for personal use of corporate aircraft, and $25,733 for gross-up payments. For Mr. Kingsley, the amount shown for 2003 includes $164,152 for personal use of corporate aircraft.

2	As of December 31, 2003 the officers named above held the following amounts of restricted shares:

		Dollar Value
	Number of	of Restricted
	Restricted Shares	Shares

Michael B. Bemis	6,500	$431,340
Pamela B. Strobel	19,705	$1,307,624
John W. Rowe	78,269	$5,193,931
Oliver D. Kingsley, Jr.	59,843	$3,971,181
Robert S. Shapard	26,177	$1,737,106
Denis P. O’Brien	6,984	$463,443
Kenneth G. Lawrence	0	$0

The number of shares above includes performance shares which were granted in January 2004 with respect to 2003 and are included in the Summary Compensation Table for 2003. One-third of the shares awarded vested immediately and one-third vests on each of

3	Mr. Bemis commenced employment on August 12, 2002 and resigned effective on February 1, 2004.

4	Ms. Strobel was CEO through April 30, 2003.

5	Mr. Shapard commenced employment on October 21, 2002.

6	Includes a sign-on bonus of $100,000 awarded when Mr. Bemis commenced employment, payable in January 2003. Includes severance payments including $450,000 lump sum severance payment, the value of a fully vested award of 15,000 shares of Exelon common stock (valued at $66.98 per share) in final payment of Mr. Bemis’ special award program and $9,936 to cover termination of an apartment lease. The terms of Mr. Bemis’ severance also included continued health care and life insurance coverage for one year at the same cost charged to active executives, reimbursement of reasonable personal financial, income tax, and estate planning services through December 31, 2004, in accordance with Exelon’s policies for senior executives, continued officers’ and directors’ insurance for six years, and accrued but unpaid salary and vacation. Mr. Bemis is subject to restrictive covenants for two years after his resignation.

7	Mr. Lawrence retired on October 31, 2003.

8	Includes severance payments including a $2,374,650 lump sum severance payment. Mr. Lawrence is also entitled to accelerated vesting of previously disclosed restricted stock (17,500 shares) and performance share awards (13,606 shares) which are net of 17,500 shares forfeited. The terms of Mr. Lawrence’s severance also included a SERP benefit calculated with an additional three years of service and as if he had attained the age of 58 and as though he received the severance payments as regular salary and incentive pay in the three years following his retirement, continued health care and life insurance coverage for three years at the same cost charged to active executives, one year of outplacement services and three years of reimbursement for reasonable personal financial, income tax, and estate planning services, in accordance with Exelon’s policies for senior executives, continued officers’ and directors’ insurance for six years, and accrued but unpaid salary and vacation. Mr. Lawrence is subject to restrictive covenants for two years after his retirement.

Option Grants in 2003

	Individual Grants

	Number of	Percentage of
	Securities	Total Options			Grant Date
	Underlying	Granted to	Exercise or	Options	Present
	Options Granted	Employees in	Base Price	Expiration	Value
	(#)	2003	($/Share)	Date	($)

Michael B. Bemis	0	N/A	N/A	N/A	N/A
Pamela B. Strobel	36,000	1.14%	49.61	1/26/2013	397,800
John W. Rowe	175,000	5.52%	49.61	1/26/2013	$1,933,750
Oliver D Kingsley, Jr.	60,000	1.89%	49.61	1/26/2013	663,000
Robert S. Shapard	36,000	1.14%	49.61	1/26/2013	397,800
Denis P. O’Brien	15,000	0.47%	49.61	1/26/2013	165,750
Kenneth G. Lawrence	30,000	0.95%	49.61	1/26/2013	331,500

The “grant date present values” indicated in the Option Grant Table above are estimates based on the Black Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price on the date that the options are exercised. There is no certainty that the actual value realized will be at or near the value estimated by the Black Scholes option pricing model. The assumptions used for the Black Scholes model are as of the date of the grants, January 27, 2003 and are as follows: Risk Free Interest Rate: 3.04%; Volatility: 30.60%; Dividend Yield: 3.34%; Time of Exercise: 5 Years.

Option Exercises & Year End Value

	As of December 31, 2003

	Number of		Number of Securities		Dollar Value of
	Shares	Dollar Value	Underlying Remaining Options		In-the-Money Options
	Acquired by	Realized
	Exercise	From Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael B. Bemis	0	$0	0	0	$0	$0
Pamela B. Strobel	47,500	1,151,353	142,250	76,000	1,908,395	1,380,600
John W. Rowe	0	0	706,467	541,633	14,015,095	5,523,244
Oliver D Kingsley, Jr.	57,000	1,411,320	287,917	113,333	4,600,461	2,041,794
Robert S. Shapard	0	0	6,667	49,333	115,739	834,461
Denis P. O’Brien	8,000	267,940	41,000	24,000	996,464	426,210
Kenneth G. Lawrence	40,000	1,187,563	138,000	0	1,407,900	0

This table shows the number and value of exercisable and unexercisable stock options for the named executive officers during 2003. Value is determined using the market value of Exelon common stock at the December 31, 2003 price of $66.36 per share, less the value of Exelon common stock at the exercise price. All options whose exercise price exceeds the market value at the date of valuation are valued at zero. Mr. Lawrence’s remaining options are valued as of October 31, 2003.

Retirement Plans

Exelon Retirement Benefits	The following tables show the estimated annual retirement benefits payable on a straight-life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon’s non-contributory retirement plans.

Effective January 1, 2001, Exelon Corporation assumed sponsorship of the Commonwealth Edison Company Service Annuity System and the PECO Energy Company Service Annuity Plan. Effective December 31, 2001, these plans were merged to form the Exelon Corporation Retirement Program, which incorporates the separate benefit formula of each merged plan for employees in business units formerly covered by that merged plan. Effective January 1, 2001, Exelon Corporation also established two cash balance pension plans which cover management employees and collective bargaining unit employees hired on or after such date. The amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

Covered Compensation	Covered compensation includes salary and bonus which is disclosed in the Summary Compensation Table for the named executive officers. The calculation of retirement benefits under the plans is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the ComEd Service Annuity Benefit Formula.

The Internal Revenue Code limits the annual benefits that can be paid from a tax-qualified retirement plan to $170,000 as of January 1, 2001. As permitted by the Employee Retirement Income Security Act of 1974, Exelon sponsored supplemental plans which allow the payment out of its general assets of any benefits calculated under provisions of the applicable retirement plan which may be above these limits.

PECO Energy Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$19,119	$26,179	$33,239	$40,299	$47,358	$54,418	$61,478
200,000	39,619	54,429	69,239	84,049	98,858	113,668	128,478
300,000	60,119	82,679	105,239	127,799	150,358	172,918	195,478
400,000	80,619	110,929	141,239	171,549	201,858	232,168	262,478
500,000	101,119	139,179	177,239	215,299	253,358	291,418	329,478
600,000	121,619	167,429	213,239	259,049	304,858	350,668	396,478
700,000	142,119	195,679	249,239	302,799	356,358	409,918	463,478
800,000	162,619	223,929	285,239	346,549	407,858	469,168	530,478
900,000	183,119	252,179	321,239	390,299	459,358	528,418	597,478
1,000,000	203,619	280,429	357,239	434,049	510,858	587,668	664,478

Commonwealth Edison Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$17,783	$29,472	$40,282	$50,414	$60,031	$69,261	$78,200
200,000	35,867	59,922	82,180	103,036	122,808	141,743	160,033
300,000	53,951	90,371	124,078	155,659	185,584	214,223	241,865
400,000	72,029	120,820	165,976	208,281	248,359	286,704	323,698
500,000	90,118	151,269	207,874	260,903	311,136	359,185	405,531
600,000	108,202	181,719	249,772	313,525	373,912	431,666	487,364
700,000	126,285	212,168	291,670	366,147	436,687	504,148	569,196
800,000	144,369	242,618	333,568	418,769	499,463	576,628	651,029
900,000	162,453	273,067	375,466	471,391	562,240	649,109	732,862
1,000,000	180,536	303,517	417,364	524,013	625,016	721,590	814,694

Credited Years of Service	The executive officers who are named in the Summary Compensation Table have the following credited years of service as of December 31, 2003 (partial years are not included):

Michael B. Bemis	0 years
Pamela B. Strobel	19 years
John W. Rowe	25 years
Oliver D. Kingsley, Jr.	31 years
Robert S. Shapard	1 year
Denis P. O’Brien	21 years
Kenneth G. Lawrence	34 years

Changes made to Retirement Plans	Recognizing shareholder concern about executive compensation, Exelon agreed that after January 1, 2004, it would not grant additional unearned service credits for current executives in the ComEd and PECO pension plans without shareholder approval. It also agreed that it would not provide more than two years’ service credit under new change-in-control agreements without shareholder approval. If Exelon should need to offer new executives more than the pension benefits that they would give up to come to work for Exelon, the additional pension benefits would be performance-based and not guaranteed. The agreement does not affect benefits or compensation under existing agreements, arrangements or change-in-control provisions, and it does not limit Exelon’s rights to provide compensation or benefits outside the pension plans.

Cash Balance Pension Plan	Mr. Shapard participates in the Exelon Corporation Cash Balance Pension Plan. Under that plan, a notional account is established for each participant. For each active participant, the account balance grows as a result of annual benefit credits and annual investment credits.

Currently, the benefit credit under the plan is 5.75% of base pay and actual annual incentive award (subject to the Code Section 401(a)(17) compensation limit). The annual investment credit is the greater of 4% or the average for the year of the S&P 500 Stock Index and the applicable interest rate used under Code Section 417(e) to determine lump sums, determined as of November of such year. Although employees receive benefit credits only while they are active participants, investment credits are added to the account each year until benefits are distributed.

Benefits are vested and nonforfeitable after completion of at least five years of service, and are payable following termination of employment. Apart from the vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the Cash Balance Pension Plan.

Employment Agreements

Employment Agreement with John W. Rowe	Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe has been serving as Chief Executive Officer of Exelon, Chairman of the Board and a member of the Exelon board of directors since the 2002 annual meeting of shareholders.

Under the employment agreement, which continues in effect until Mr. Rowe’s termination, Mr. Rowe’s annual base salary is determined by Exelon’s compensation committee. He is eligible to participate in the annual incentive award program, long-term incentive plan and all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon on the same basis as other senior executives of Exelon. His life insurance coverage will be at least three times his base salary.

In addition, Mr. Rowe is entitled to receive a special supplemental executive retirement plan (“SERP”) benefit upon termination of employment for any reason other than for cause. The special SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe’s SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if:

• he had attained age 60 (or his actual age, if greater),

• he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination, and

• his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

On February 19, 1999, Mr. Rowe was granted a right to receive, on termination of employment, 12,344 shares of Exelon common stock, increased by the number of shares that could have been acquired with dividends on such number of shares after that date and subject to adjustment for events such as recapitalization, merger, or stock splits.

Except as provided in the next paragraph, if Exelon terminates Mr. Rowe’s employment for reasons other than cause, death or disability or if he terminates employment for good reason, he would be entitled to the following benefits:

• for the two-year severance period, continuation of life, disability, accident, health and other welfare benefits for him and his family, plus post-retirement health care coverage for him and his wife for the remainder of their respective lives,

• all exercisable options remain exercisable until the applicable option expiration date, and

• unvested options continue to become exercisable during the two-year severance period and thereafter remain exercisable until the applicable option expiration date.

The term “good reason” means any material breach of the employment agreement by Exelon, including (1) a failure to provide compensation and benefits required under the employment agreement, (2) causing Mr. Rowe to report to someone other than the board of directors, (3) any material adverse change in Mr. Rowe’s status, responsibilities or perquisites, or (4) any announcement by the board of directors without Mr. Rowe’s consent that Exelon is seeking a replacement for Mr. Rowe.

Mr. Rowe will receive the termination benefits described in “Change in Control Employment Agreements” below rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason, and

•	the termination occurs within 24 months after a change in control of Exelon or within 18 months after a Significant Acquisition (as each is defined below in “Change in Control Employment Agreements”), or

•	the termination occurs prior to the earlier of normal retirement or December 31, 2004, or

•	Mr. Rowe resigns before normal retirement because of the failure to be appointed or elected as the sole CEO and Chairman of the Board and as a member of the Exelon board of directors,

Except that:

•	instead of receiving the target annual incentive for the year in which termination occurs, Mr. Rowe will receive an annual incentive award for the year in which termination occurs, based on the higher of the prior year’s annual incentive payment or the average annual incentives paid over the prior three years,

•	in determining the severance payment for Mr. Rowe, the average incentive awards for three years preceding the termination will be used rather than a two year average,

•	following the three-year period during which welfare benefits are continued, Mr. Rowe and his wife will be eligible to receive post-retirement health care coverage, and

•	change in control benefits are not provided to Mr. Rowe for a termination of employment in the event of a Disaggregation (as defined below in “Change in Control Employment Agreements”).

With respect to a termination of employment during the change in control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason: (1) a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority, (2) the failure of any successor to assume his employment agreement, (3) a relocation of Exelon’s office of more than 50 miles or (4) a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

Mr. Rowe is subject to confidentiality restrictions and to non- competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment.

Employment Agreement with Oliver D. Kingsley, Jr.	Exelon and Exelon Generation Company (“Genco”) entered into an amended employment agreement with Mr. Kingsley as of September 5, 2002, which restated his employment agreement with Commonwealth Edison Company in effect at the time of the merger forming Exelon and under which Mr. Kingsley will serve as senior executive vice president of Exelon. Mr. Kingsley’s employment agreement was further amended as of April 28, 2003, and by its current terms will expire as of October 31, 2004.

Under the amended employment agreement, Mr. Kingsley’s annual base salary will be $850,000, and his target performance award under the annual incentive plan will be 85% of his base salary, with a maximum payout of 170% of his base salary. Mr. Kingsley will be eligible to participate in long-term incentive, stock option, and other equity incentive plans, savings and retirement plans and welfare plans, and to receive fringe benefits on the same basis as peer executives of Exelon. Mr. Kingsley is entitled to 30 days of paid vacation per year.

In addition, Exelon will reimburse Mr. Kingsley for his daughter’s medical care expenses for a 15-year period (up to $100,000 in any year). The 15-year period will commence, at Mr. Kingsley’s option, on September 5, 2002, or on his termination or employment, or when coverage for his daughter otherwise lapses.

Mr. Kingsley received a grant of 35,000 shares of restricted stock on September 5, 2002. Twenty percent of the shares vest each January 1, beginning with January 1, 2003, subject to acceleration in the event Mr. Kingsley’s employment is terminated by Exelon (other than for cause) or his employment terminates due to his death or disability, or upon his retirement following expiration of his employment agreement.

Following Mr. Kingsley’s termination of employment for any reason, he will be eligible to elect retiree health coverage on the same terms as peer employees eligible for early retirement benefits. In addition, all restricted stock (other than the September 5, 2002 grant, which vests as described above) and all stock options will become fully vested. Options remain exercisable until (1) the option expiration date for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date.

Mr. Kingsley’s employment agreement provides for an enhanced supplemental retirement benefit determined by treating him under the SERP as if he had 30 years of service as of October 31, 2002, plus (1) one additional year each October 31 during his employment and (2) an additional year for each year during the severance period described below. Severance payments will be included in compensation under the SERP. The enhanced SERP benefit will be paid to Mr. Kingsley following termination of employment.

Except as provided in the following paragraph, Mr. Kingsley will receive the following benefits if he should be terminated other than for cause, disability or death:

•	a prorated annual incentive award (at target) for the year in which termination occurs,

•	24 monthly payments, each equal to 1/12 the sum of (1) his base salary at the time of termination plus (2) his average annual incentive award payments for the two years preceding the termination date,

•	continuation of health, life, and disability coverage for two years after the date of termination, plus the right to elect retiree health coverage thereafter on the same terms as peer employees eligible for early retirement benefits,

•	all performance shares or units, deferred stock units or restricted share units become fully vested and nonforfeitable;

•	if Mr. Kingsley will be retiring at the end of the severance period, financial counseling services for the two-year severance period, and

•	outplacement services for at least six months.

Mr. Kingsley will (1) receive the termination benefits described in “Change in Control Employment Agreements” below, rather than the benefits described in the preceding paragraph, and (2) be eligible to receive retiree health benefits for himself and his eligible dependents, if Exelon terminates Mr. Kingsley without cause and

•	the termination occurs within 24 months after a change in control of Exelon or a Disaggregation (each as defined below in “Change in Control Employment Agreements”), or

•	within 18 months after a Significant Acquisition (as defined below in “Change in Control Employment Agreements”).

Mr. Kingsley’s employment agreement contains confidentiality requirements and also non-competition, non-solicitation and non-disparagement provisions, which are effective for two years following his termination of employment.

Change in Control Employment Agreements	Exelon has entered into change in control employment agreements with the named executive officers other than Messrs. Rowe and Kingsley, which generally protect such executives’ position and compensation levels for two years after a change in control. The agreements remain in effect until June 1, 2004, subject to an annual extension each June 1 if there has not been a change in control.

During the 24-month period following a change in control (or during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a “Significant Acquisition”)) if a named executive officer resigns for good reason or if the executive’s employment is terminated by the company other than for cause or disability, the executive is entitled to the following:

•	the executive’s target annual incentive for the year in which termination occurs;

•	severance payments equal to three times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination;

•	a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had three additional years of age and years of service (two years for executives hired after 2003) and (3) the severance pay constituted covered compensation for purposes of the SERP;

•	a cash payment equal to the actuarial equivalent present value of the unvested portion of the executive’s accrued benefits under Exelon’s defined benefit retirement plan;

•	all options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date;

•	life, disability, accident, health and other welfare benefit coverage continues for three years; and

•	outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement consummation of which would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a “Disaggregation”).

A change in control generally occurs (1) when any person acquires 20% of Exelon’s voting securities, (2) when the incumbent members of the board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the board, (3) upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon stockholders retain at least 60% of the voting power) or (4) upon stockholder approval of a plan of complete liquidation or dissolution.

“Good reason,” under the change in control employment agreements generally includes any of the following occurring within 2 years after a change in control or Disaggregation or within 18 months after a Significant Acquisition: (1) a material reduction in salary, compensation or benefits, (2) failure of a successor to assume the agreement, or (3) a material breach of the agreement by the company, or (4) any of the following, but only after a change in control or Disaggregation: (a) a material adverse reduction in the nature or scope of the executive’s office, position, duties and responsibilities, (b) required relocation of more than 50 miles, or (c) required travel of more than the greater of 24 days per year or at least 20% more than prior to the change in control or other trigger event. The mere occurrence of a Disaggregation is not “good reason.”

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on “excess parachute payments” or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the “safe harbor” amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

Report of the Exelon Audit Committee

In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the 2003 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountants. The committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent accountants the accountants’ independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The committee has a charter that has been approved by the board of directors. A copy of the charter is attached as Appendix A to this Information Statement.

February 19, 2004

Exelon Audit Committee John M. Palms, Chair Nicholas DeBenedictis Sue L. Gin Richard L. Thomas

Code of Ethics

Exelon’s Code of Business Conduct is the code of ethics that applies to PECO’s Chief Executive Officer, Chief Financial Officer, Corporate Controller, and other finance organization employees. The Code of Business Conduct is filed as Exhibit 14 to Exelon’s Annual Report on Form 10-K for the year ended December 31, 2003 and is available on Exelon’s website at www.exeloncorp.com. The Code of Business Conduct will be made available, without charge, in print to any shareholder who requests such document from Katherine K. Combs, Vice President and Corporate Secretary, Exelon Corporation, P.O. Box 805398, Chicago, Illinois 60680-5398. If any substantive amendments to the Code of Business Conduct are made or any waivers are granted, including any implicit waiver, from a provision of the Code of Business Conduct, to its Chief Executive Officer, Chief Financial Officer or Corporate Controller, PECO will disclose the nature of such amendment or waiver on Exelon’s website,www.exeloncorp.com, or in a report on Form 8-K.

APPENDIX A

EXELON CORPORATION

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

ORGANIZATION

Membership

The Committee shall consist of three or more independent directors, as defined by the New York Stock Exchange’s listing standards and the Board’s Corporate Governance Principles. The Board of Directors, upon the recommendation of the Corporate Governance Committee, determines membership annually, and may change the membership at other times. In addition to satisfying the definition of “independent” set forth above, every Committee member shall be subject to the Special Requirements for Audit Committee set forth in the Board’s Corporate Governance Principles. Accordingly, each member of the Committee shall be “financially literate”, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee will have “accounting or related financial management expertise”. Committee members may not receive any disallowed compensation, and Committee members may not serve on the audit committees of more than two other companies.

Meetings and Resources

The Committee meets quarterly, or more frequently as circumstances require. Regular meetings are scheduled in accordance with the annual schedule approved by the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary or an Assistant Secretary of Exelon records minutes. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting. The Chairman, the CEO, the other Senior Officers of the Company, the Internal Auditor and representatives of the Company’s independent auditors attend meetings at the invitation of the Committee. The Committee shall periodically meet separately with representatives of management of the Company. The Committee shall have the authority to retain independent legal, accounting or other advisers, and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee necessary or appropriate in carrying out its duties.

BASIC FUNCTION AND PURPOSE

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee and review (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors. The Committee must prepare the report that the Securities and Exchange Commission rules require be included in the Company’s annual proxy statement. The Committee also reviews and makes recommendations to the Board on risk management policy. In addition, the Committee oversees and reviews officers’ and directors’ expenses, compliance with appropriate Company policies, and the Code of Business Conduct.

RESPONSIBILITIES

Independent Auditors and Financial Reporting

The Committee shall:

1.	Have the sole authority to appoint, retain or replace the independent auditor, subject to shareholder ratification. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditor shall report directly to the Committee. The Committee shall preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company and its subsidiaries by its independent auditor. The Committee may delegate authority to one or more members to grant preapproval of audit and permitted non-audit services, provided that decisions to grant preapprovals pursuant to the delegation shall be reported to the Committee at its next scheduled meeting.

2.	Consider, in consultation with the independent auditor and management, the planned scope of the annual audit of financial statements, including a review of staffing and coordination of audit efforts between the independent auditor and the internal auditor.

3.	Review and satisfy itself of the independence of the independent auditor, including a review of any out-of-scope services, and related compensation provided to the independent auditor. To that end, the Committee shall request that the independent auditor submit to the Committee on at least an annual basis a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. The Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may effect the objectivity and independence of the independent auditor, and for recommending that the Board take appropriate action to satisfy itself of the independent auditor’s independence. The Committee shall ensure the rotation of the lead audit partner and the reviewing partner as required by law and regulation, and shall set clear hiring policies and monitor the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

4.	Review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, or by the public company accounting oversight board, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

5.	Consider and review with the independent auditor and management: a) the adequacy of the Company’s internal controls; b) the Company’s annual audited financial statements and quarterly financial statements and related footnotes, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements and related footnotes should be included in the Company’s Form 10-K; c) emerging accounting standards and issues affecting the Company; and d) any significant and related findings and recommendations of the independent auditor, together with management’s response. The Committee shall discuss with the independent auditor the auditor’s judgments about the quality, not just the adequacy, of the Company’s accounting principles as applied in its financial statements. This discussion, usually with management present, will include such matters as consistency, clarity and completeness of the disclosures, as well as items having a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information. The Committee shall also discuss with the independent auditor and management significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial reports, including any significant changes in the Company’s selection or application of accounting principles.

6.	Direct the independent auditor to conduct an SAS 71 interim review of quarterly financial statements prior to filing of the quarterly report on Form 10-Q with the Securities and Exchange Commission. The independent auditor and/or financial management will discuss prior to filing of the quarterly report or Form 10-Q, with the Committee, or in the event of the unavailability of the Committee, the Committee chair, the results of the SAS 71 review and any significant adjustments, accounting estimates, significant new accounting policies or disagreements with management. The Committee shall also discuss with the independent auditor the matters required to be discussed by SAS 61, SAS 71 and SAS 90 relating to the conduct of the audit.

7.	Review reports from the independent auditors on all critical accounting policies and practices; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

8.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” information, and financial information and earnings guidance provided to investors and rating agencies. Such discussions may be done generally as to the types of information disclosed and the types of presentations to be made, and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

9.	Review disclosures by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

10.	At least quarterly, at a regularly scheduled meeting of the Committee, meet privately with the independent auditor without members of management in attendance.

Internal Auditing

The Committee shall:

1.	Consider and review with management the annual work plan and planned activities of the internal auditor, the budget and staffing for the internal audit function, the Charter of the internal auditor, and the degree of compliance of the internal audit function with the Standards for the Professional Practice of Internal Auditing (IIA). The Committee shall approve the hiring and firing of the internal auditor.

2.	Consider and review the coordination of audit efforts between the internal audit staff and the independent auditor to ensure completeness of coverage and efficient use of audit resources.

3.	Consider and review with management and the internal auditor significant internal auditing findings and recommendations related to the adequacy of internal controls, compliance with policies and procedures, and effective and efficient use of Company resources; also consider and review management’s response to the audit recommendations.

4.	Meet privately with the internal auditor, as the Committee deems appropriate. At least quarterly, meet in executive session with the internal auditor at a regularly scheduled meeting of the Committee.

Risk Management Policy

The Committee shall discuss with management the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies. The Committee shall make recommendations to the Board on risk management policy. The Risk Management Committee shall report to the Audit Committee.

Officers’ and Directors’ Expenses, Code of Business Conduct and Legal and Regulatory Compliance

The Committee shall:

1.	Review policies and procedures with respect to officers’ and directors’ expense accounts and perquisites, including their use of corporate assets; and consider the results of and reviews of officers and directors expenses and perquisites by the internal auditor or the independent auditor

2.	Review policies and procedures with respect to prevention of illegal payments, conflicts of interest, or other questionable practices; and consider the results of monitoring of compliance with the Code of Business Conduct, particularly by officers and directors.

3.	Review significant legal matters, including the Company’s compliance with applicable laws and regulations. Review the Company’s use of outside counsel to provide legal services and the fees for those services.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Annual Assessment of Performance and Charter Review

The Board of Directors shall approve the charter. The Committee shall annually assess its own performance and review the adequacy of its charter. The text of the charter will be included in the proxy statement at least once every three years and shall be posted on the Company’s web site.

REPORTING RESPONSIBILITY

All action taken by the Audit Committee and any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s independent auditors, or the performance of the internal audit function, shall be reported to the Board of Directors at its next regularly scheduled meeting.

The Committee shall include in the annual proxy statement the report required by the rules of the Securities and Exchange Commission. This report includes disclosing whether the Committee has a charter that has been approved by the Board; the text of the charter will be included in the proxy statement every three years. The Committee’s report will also disclose whether the discussions with management, the inside and independent auditors took place, and whether, based on its review of the financial statements, the Committee recommended to the Board that it include the financial statements in the annual report on Form 10-K.

A-4